UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2010 (June 2, 2010)

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29815	54-1655029
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11080 CirclePoint Road, Suite 200
Westminster, Colorado	80020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 426-6262

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2010, Allos Therapeutics, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Marc H. Graboyes, the Company’s Senior Vice President, General Counsel and Secretary, in order to provide for severance and change in control benefits comparable to those provided to the Company’s other senior and executive vice presidents.

The following description of the Amended Employment Agreement is qualified in its entirety by reference to the Amended Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Pursuant to the Amended Employment Agreement, Mr. Graboyes earns an annual base salary of $321,192, which amount may be increased annually at the discretion of the Company’s Compensation Committee.  Mr. Graboyes is also eligible for an annual discretionary bonus, based 60% on the achievement of the Company’s corporate objectives and 40% on the achievement of individual objectives, with a target bonus equal to 50% of his annual base salary.

The Amended Employment Agreement provides that Mr. Graboyes’ employment is at-will and may be terminated by Mr. Graboyes or the Company at any time.  However, if the Company terminates Mr. Graboyes’ employment without “cause” (as defined in the Amended Employment Agreement) or if he resigns for “good reason” (as defined in the Amended Employment Agreement), other than pursuant to a “change in control” (as defined in the Amended Employment Agreement), provided that Mr. Graboyes executes a general release in favor of the Company, Mr. Graboyes will be entitled to (a) his base salary for twelve months following the date of termination, (b) payment of any accrued but unused vacation and sick leave, and (c) payment of premiums for his group health insurance COBRA continuation coverage for up to twelve months after the date of termination.

The Amended Employment Agreement also provides that if the Company (or any surviving or acquiring corporation) terminates Mr. Graboyes’ employment without cause or if he resigns for good reason within one month prior to or 12 months following the effective date of a change in control (a “Change in Control Termination”), and upon the execution of a release in favor of the Company (or any surviving or acquiring corporation), Mr. Graboyes will be entitled to: (i) a lump-sum cash payment in an amount equal to (A) 1.5 times his annual base salary then in effect, plus (B) 1.5 times the greater of (1) his annualized target bonus award for the year in which his employment terminates or (2) the annual bonus amount paid to him in the immediately preceding year; (ii) payment of any accrued but unused vacation and sick leave; (iii) payment of his target bonus award for the year in which his employment terminates, prorated through the date of the Change in Control Termination; (iv) payment of premiums for his group health insurance COBRA continuation coverage for up to 18 months following a Change in Control Termination; and (v) payment for outplacement assistance services from an outplacement agency selected by him for 9 months following a Change in Control Termination, up to maximum of $11,250 in aggregate.

In addition, in the event of a Change in Control Termination, if any surviving corporation or acquiring corporation assumes Mr. Graboyes’ stock options and/or other stock awards, as applicable, or substitutes similar stock options or stock awards for his stock options and/or other stock awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, then (i) the vesting of all of his stock options and/or other stock awards (or any substitute stock options or stock awards), as applicable, shall be accelerated in full and (ii) the term and the period during which his stock options may be exercised shall be extended to 12 months after the date of his termination of employment.

Item 9.01.                  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement dated June 2, 2010 between Allos Therapeutics, Inc. and Marc H. Graboyes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    June 3, 2010

ALLOS THERAPEUTICS, INC.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Its:	Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement dated June 2, 2010 between Allos Therapeutics, Inc. and Marc H. Graboyes.